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EXHIBIT 21

Subsidiaries of

Franklin Financial Services Corporation

Farmers and Merchants Trust Company of Chambersburg—Direct
(A Pennsylvania Bank and Trust Company)

Franklin Financial Properties Corp.
(A Pennsylvania Real Estate Holding and Leasing Corporation)

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EXHIBIT 21